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               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

                          OF SERIES C-5 PREFERRED STOCK

                                       OF

                             BPC HOLDING CORPORATION

                 Pursuant to Section 151 of the Corporation Law
                            of the State of Delaware

          I, James M. Kratochvil, Executive Vice President, Chief Financial Officer, Treasurer and Secretary of BPC Holding Corporation (the "CORPORATION"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151 thereof, DO HEREBY CERTIFY:

          That pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Corporation (as it may be further amended or restated from time to time, the "RESTATED CERTIFICATE"), the Board of Directors on May 9, 2001, adopted the following resolution creating a series of 3,027 shares of Preferred Stock designated as Series C-5 Preferred
Stock:

          RESOLVED, that pursuant to the authority vested in the Board by ARTICLE FOURTH of the Restated Certificate and out of the Preferred Stock authorized therein, the Board hereby authorizes that a series of Preferred Stock of the Corporation be, and it hereby is, created and that the designation and amount thereof and the voting powers (full or limited, or no voting powers), preferences and relative participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

          Section 1. DESIGNATION AND AMOUNT; RANK.

          (a) The shares of such series of Preferred Stock shall be designated as the "SERIES C-5 PREFERRED STOCK" (the "SERIES C-5 PREFERRED STOCK") and the number of shares initially constituting such series shall be 3,027, which number may be decreased (but not increased) by the Board of Directors of the Corporation (the "BOARD OF DIRECTORS") without a vote of stockholders; PROVIDED, HOWEVER, that such number may not be decreased below the number of then currently outstanding shares of Series C-5 Preferred Stock. The stated value and liquidation preference per share (the "LIQUIDATION PREFERENCE") of the Series C-5 Preferred Stock shall be $660.72, as adjusted from time to time pursuant to the terms of the Merger Agreement.

          (b) The Series C Preferred Stock (as defined in Section 2) shall rank, with respect to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the Corporation, junior to the Series A Preferred Stock and the Series B Preferred Stock and prior to all other Capital Stock of the Corporation (such other Capital Stock, other than the Series A Preferred Stock and Series B Preferred Stock, being herein referred to as the "JUNIOR STOCK").

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          Section 2. DEFINITIONS.

          Capitalized terms used herein shall have the meanings set forth in this Section 2:

          "AFFILIATE" means, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is owned or controlled by, such specified Person. For purposes of this definition, (i) "control" means, with respect to any specified Person, either
(x) the beneficial ownership of more than 30 percent of any class of equity securities or (y) the power to direct the management or policies of the specified Person through the ownership of voting securities, by contract, voting agreement or otherwise and (ii) the terms "controlling", "control with" and "controlled by", etc., shall have meanings correlative to the foregoing.

          "BERRY" means Berry Plastics Corporation.

          "BERRY CREDIT FACILITY" means the credit facility provided pursuant to the Third Amended and Restated Financing and Security Agreement dated as of May 9, 2000, by and among Berry, Bank of America, N.A. and the other Lenders thereunder, as amended, modified, renewed, refunded, replaced or refinanced from time to time which includes the addition, substitution or replacement of any or all lenders thereunder under the same or any replacement agreement.

          "BOARD OF DIRECTORS" has the meaning ascribed to such term in
Section 1(a).

          "BPC SENIOR SUBORDINATED NOTES" means the 12-1/4% Senior Subordinated Notes due 2004 and the 11% Senior Subordinated Notes due 2007 issued pursuant to the BPC Senior Subordinated Notes Indentures.

          "BPC SENIOR SUBORDINATED NOTES INDENTURES" means, collectively, (i) the Indenture dated as of April 21, 1994, among the Corporation and the other Guarantors thereunder, Berry and United States Trust Corporation of New York, as Trustee (the "Trustee"), (ii) the Indenture dated as of August 24, 1998, among the Corporation and the other Guarantors thereunder, Berry and the Trustee, and (iii) the Indenture dated as of July 6, 1999, among the Corporation and the other Guarantors thereunder, Berry and the Trustee, as each such Indenture may be amended and supplemented from time to time.

          "BUSINESS DAY" means any day other than Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

          "BY-LAWS" means the by-laws of the Corporation, as they may be amended or restated from time to time.

          "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

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          "CAPITAL STOCK" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including, without limitation, any preferred stock, and with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, but excluding any debt securities convertible into such equity.

          "CLASS B NON-VOTING COMMON STOCK" means the nonvoting Class B Common Stock, par value $.01 per share, of the Corporation.

          "CLOSING DATE" has the meaning ascribed to such term in the Merger Agreement.

          "COMMON STOCK" means the Common Stock, of all classes, of the Corporation.

          "CONVERSION PRICE" means $226 per share, subject to adjustment pursuant to the terms hereof.

          "CORPORATION" means BPC Holding Corporation, a Delaware corporation.

          "DGCL" means the General Corporation Law of the State of Delaware, as in effect from time to time.

          "DISQUALIFIED STOCK" has the meaning set forth in the BPC Senior Subordinated Notes Indenture which is dated July 6, 1999.

          "DIVIDEND ACCRUAL DATE" means the last day of March, June, September and December in each year.

          "DIVIDEND PERIOD" means each quarterly period ending on a Dividend Accrual Date.

          "DIVIDEND RATE" means, with respect to each share of Series C Preferred Stock, a rate of 14.00% per annum.

          "EVENT OF NONCOMPLIANCE" means the failure of the Corporation to perform, observe, or comply with any covenant, agreement, obligation, or restriction required hereunder, after giving effect to any grace period provided herein.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "EXISTING INDEBTEDNESS" means Indebtedness of the Corporation and its Subsidiaries (including, without limitation, the Berry Credit Facility, the Senior Secured Notes and the BPC Senior Subordinated Notes) in existence on the Closing Date, and including any Indebtedness incurred in connection with the refinancing, substitution or replacement of any such Indebtedness in existence on the Closing Date.

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          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

          "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

          "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

          "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the Guarantee of any Indebtedness of such Person or any other Person.

          "INTERNATIONAL" means Atlantic Equity Partners International II,
L.P.

          "ISSUE DATE" means the Closing Date or such later date on which shares of Series C Preferred Stock were issued by the Corporation pursuant to the Merger Agreement.

          "JUNIOR PAYMENT" has the meaning ascribed to such term in Section 6.1(a).

          "JUNIOR STOCK" has the meaning ascribed to such term in Section
1(b).

          "LIQUIDATION PREFERENCE" has the meaning ascribed to such term in
Section 1(a).

          "MERGER AGREEMENT" means the Agreement and Plan of Reorganization dated as of the Closing Date among the Corporation, Pescor, Inc., a Delaware corporation, Pescor Plastics, Inc., a Texas corporation, and its shareholders.

          "OFFICER" means the President, any Executive Vice President, any Vice President, the Treasurer, the Assistant Treasurer, the Secretary or the Assistant Secretary of the Corporation, as applicable.

          "OFFICERS' CERTIFICATE" means a certificate signed by two Officers.

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          "PERSON" means any individual, corporation, general or limited partnership, joint venture, association, limited liability company, joint stock company, trust, business trust, bank, trust company, estate (including any beneficiaries thereof), unincorporated organization, cooperative, association or governmental branch, authority, agency or political subdivision thereof.

          "PREFERRED STOCK" means the preferred stock, par value $0.01 per share, of the Corporation.

          "REDEMPTION DATE" means the date of any redemption of the Series C Preferred Stock pursuant to Section 8.

          "SALE OF THE CORPORATION" means the sale of the Corporation to one or more Persons that are not Affiliates of any of the Corporation's stockholders or the Corporation in a single or series of related transactions pursuant to which the acquiring Person or Persons acquire (i) all of the outstanding capital stock of the Corporation (whether by way of sale, transfer, merger, consolidation or otherwise) or (ii) all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole.

          "SENIOR SECURED NOTES" means the 12-1/2% senior secured notes issued by the Corporation pursuant to the terms of the Senior Secured Notes Indenture.

          "SENIOR SECURED NOTES INDENTURE" means the Indenture dated as of June 18, 1996, between the Corporation and First Trust of New York, National Association, as trustee, regarding the Senior Secured Notes as the same may be modified and supplemented, and in effect from time to time.

          "SENIOR STOCK" means the Series A Preferred Stock, the Series B Preferred Stock and any stock of the Corporation ranking prior to, or on a parity with, the Series C Preferred Stock either with respect to the payment of dividends or the distribution of assets, whether upon liquidation or otherwise.

          "SERIES A PREFERRED STOCK" means, collectively, the Series A Senior Cumulative Exchangeable Preferred Stock of the Corporation and the Series A-1 Senior Cumulative Preferred Stock of the Corporation.

          "SERIES B PREFERRED STOCK" means the Series B Cumulative Preferred Stock of the Corporation.

          "SERIES C PREFERRED STOCK" means, collectively, the Series C-1 Preferred Stock, the Series C-2 Preferred Stock, the Series C-3 Preferred Stock, the Series C-4 Preferred Stock and the Series C-5 Preferred Stock of the Corporation.

          "SERIES C-1 PREFERRED STOCK" means the Series C-1 Preferred Stock of the Corporation.

          "SERIES C-2 PREFERRED STOCK" means the Series C-2 Preferred Stock of the Corporation.

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          "SERIES C-3 PREFERRED STOCK" means the Series C-3 Preferred Stock of the Corporation.

          "SERIES C-4 PREFERRED STOCK" means the Series C-4 Preferred Stock of the Corporation.

          "SERIES D PREFERRED STOCK" means the Series D Preferred Stock of the Corporation.

          "SUBSIDIARY" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or
(iii) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary shall refer to a Subsidiary of the Corporation.

          "SUCCESSOR CORPORATION" has the meaning ascribed to such term in
Section 6.5(b).

          Section 3. DIVIDENDS AND DISTRIBUTIONS.

          (a) The holders of shares of Series C Preferred Stock, in preference to the holders of shares of Junior Stock but subject to the preferences of the Series A Preferred Stock and the Series B Preferred Stock, shall be entitled to receive cumulative dividends at the Dividend Rate on the Liquidation Preference plus all theretofore accrued and unpaid dividends, compounded quarterly, and no more, when and as declared by the Board of Directors, out of funds legally available for that purpose. Such dividends shall accrue quarterly on each Dividend Accrual Date, commencing on June 30, 2001, and shall be paid in cash only (i) if, when and as declared by the Board of Directors, out of funds legally available for that purpose, or (ii) upon redemption as provided in Section 8. In the event that dividends are paid on the Class B Non-Voting Common Stock, the holders of the Series C Preferred
Stock which is convertible into Class B Non-Voting Common Stock on the date such dividend is paid shall be entitled to receive such dividend on an as-converted to common stock basis.

          (b) Dividends payable pursuant to Section 3(a) shall begin to accrue and be cumulative from the Issue Date, whether or not earned or declared and whether or not there exists profits, surplus or other funds legally available for the payment of dividends. The amount of dividends payable for any period shorter or longer than a full Dividend Period, including the first Dividend Period, shall be determined on the basis of twelve 30-day months and a 360-day year. Dividends paid on the shares of Series C Preferred Stock, including dividends paid in an amount less than the total amount of such dividends at the time accrued and payable on such shares, shall be allocated PRO RATA on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series C Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than 60 days nor less than 10 days prior to the date fixed for the payment thereof. If no record date is fixed, the record date for determining holders of shares

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of Series C Preferred Stock entitled to receive payment of a dividend declared thereon shall be at the close of business on the day on which the Board of Directors declares such dividend.

          Section 4. LIQUIDATION, DISSOLUTION OR WINDING UP.

          (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Series C Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, subject in all events to the prior rights of the Series A Preferred Stock and the Series B Preferred Stock, an amount equal to the greater of (i) the Liquidation Preference per share of such series of Series C Preferred Stock plus all accrued and unpaid dividends thereon (whether or not declared) to the date of such payment and (ii) the amount such holders would be entitled to receive upon such liquidation if such holders had converted all of the Series C Preferred Stock into Class B Non-Voting Common Stock and Series D Preferred Stock in accordance with and subject to the eligibility criteria set forth in
Section 7 hereof, and no distribution shall be made to the holders of shares of Junior Stock upon liquidation, dissolution or winding up unless, prior thereto, the holders of shares of Series C Preferred Stock shall have received the foregoing amount (whether or not the declaration or payment of such dividends is legally permissible or is prohibited by any agreement or instrument to which the Corporation is subject). If, upon any such liquidation, dissolution or winding up, the assets of the Corporation available for distribution to the holders of Series C Preferred Stock shall be insufficient to pay such holders the full amounts to which they shall be entitled pursuant to this Section 4, the shares of Series C Preferred Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable with respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

          (b) Neither the consolidation, merger or other business combination of the Corporation with or into any other Person or Persons nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 4.

          Section 5. VOTING RIGHTS.

          Except for any voting rights provided by law, the holders of shares of Series C Preferred Stock shall have no voting rights and their consent shall not be required for the taking of any corporate action.

          Section 6. RESTRICTIVE COVENANTS.

          For so long as any shares of Series C Preferred Stock shall be outstanding, and unless the consent or approval of a greater number of shares shall then be required by law, without first obtaining the consent or approval of the holders of at least a majority of the shares of Series C Preferred Stock then outstanding, voting as a single class:

          6.1   LIMITATION ON JUNIOR PAYMENTS.

          (a) Subject to Section 6.1(b), the Corporation shall not, directly or indirectly, (i) declare, pay, or set apart for payment on any Junior Stock, any dividend or make any

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distribution on or in respect of Junior Stock (including any payment in connection with any merger or consolidation involving the Corporation or any of its Subsidiaries), except dividends or distributions payable in shares (other than Disqualified Stock) of the classes or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Stock other than Common Stock, together with cash in lieu of fractional shares, or (ii) purchase, redeem, retire or otherwise acquire for value any Junior Stock (any such dividend, distribution, purchase, redemption, or other acquisition being herein referred to as a "JUNIOR PAYMENT").

          (b) The provisions of Section 6.1(a) shall not prohibit: (i) any purchase or redemption of Capital Stock of the Corporation made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Corporation (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary); (ii) the repurchase, redemption or other acquisition or retirement for value of Capital Stock of the Corporation pursuant to any management equity subscription, stockholder or stock option agreement; and (iii) any repurchase of Capital Stock from an "SBIC HOLDER" pursuant to the Restated Certificate.

          6.2   AMENDMENT OF FINANCING DOCUMENTS.

          The Corporation will not amend or supplement the Senior Secured Notes or the Senior Secured Notes Indenture, as in effect on the Closing Date (or enter into any refinancing or replacement thereof, or any new financing agreement) if such amended or supplemented or new financing agreement would contain covenants that are more restrictive with respect to the ability of the Corporation to perform its obligations set forth herein, or in the Merger Agreement (only to the extent that such covenants relate to the Corporation's obligations to the holders of the Preferred Stock), than those currently set forth under the terms of the Existing Indebtedness or any document relating to any class of Capital Stock of the Corporation.

          6.3   SENIOR STOCK.

          Except as may be required in order to comply with the terms and provisions relating to the Series A Preferred Stock or the Series B Preferred Stock, the Corporation shall not (i) authorize, create or issue any class or series, or any shares of any class or series, of Senior Stock, unless the proceeds from such issuance are used to redeem or repurchase all (but not less than all) of the then outstanding shares of Series C Preferred Stock and Series D Preferred Stock pursuant to the terms and conditions set forth herein and in the Merger Agreement; (ii) reclassify any shares of capital stock of the Corporation into shares of Senior Stock; or (iii) authorize or issue any security exchangeable for, convertible into, or evidencing the right to purchase any shares of Senior Stock.

          6.4   RESTATED CERTIFICATE; BY-LAWS.

          The Corporation shall not amend, alter or repeal the Restated Certificate or By-Laws to alter or change the preferences, rights or powers of the Series C Preferred Stock so as to affect the holders of the Series C Preferred Stock adversely, to otherwise impair the rights of the holders of Series C Preferred Stock, or to increase the authorized number of shares of Series C Preferred Stock.

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          6.5   MERGER AND CONSOLIDATION.

          The Corporation shall not consolidate with or merge with or into, or convey, transfer, lease or sell all or substantially all its assets to, any Person, unless:

          (a) All outstanding shares of Series C Preferred Stock are purchased as a part of such transaction at a per share price of not less than the Liquidation Preference of each such share plus all accrued and unpaid dividends thereon through the date of such purchase; or

          (b) (i) the Corporation is the surviving corporation or, if the surviving corporation is not the Corporation, the resulting, surviving or transferee Person (the "SUCCESSOR CORPORATION") shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and (x) the Successor Corporation (if not the Corporation) shall expressly assume, by an amendment to the Merger Agreement in form and substance satisfactory to the holders of at least 51% of all outstanding shares of Series C Preferred Stock as of the date of such assumption, all the obligations of the Corporation thereunder relating to the Series C Preferred Stock, and (y) the Series C Preferred Stock shall be converted or exchanged for and shall become shares of such Successor Corporation, having in respect of such Successor Corporation the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereto, that the Series C Preferred Stock had immediately prior to such transaction; and

              (ii) the Corporation shall have delivered to the holders of the Series C Preferred Stock an Officers' Certificate stating that such consolidation, merger, transfer or lease complies with this Section 6.5.

The Successor Corporation shall succeed to, and be substituted for, and may exercise every right and power of, the Corporation to the extent set forth in the Merger Agreement, but in the case of a lease of all or substantially all its assets, the Corporation shall not be released from its obligations with respect to the Series C Preferred Stock.

          6.6   NOTIFICATION OF CERTAIN EVENTS.

          The Corporation shall mail to each holder of record of the Series C Preferred Stock, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of (i) the occurrence of any Event of Noncompliance, and (ii) any failure by the Corporation to observe any covenant specified herein or any covenant in the Merger Agreement that relates to the Preferred Stock.

          6.7   DISTRIBUTIONS OF JUNIOR STOCK.

          Except as otherwise provided for in SECTION 6.1(B), for so long as the Common Stock of the Corporation is not registered pursuant to Section 12 or 15 of the Exchange Act, any dividends, distributions or other payments made on or in respect of Junior Stock shall be held by holders of Junior Stock in trust for the benefit of the holders of Series C Preferred Stock and shall be remitted to the holders of Series C Preferred Stock, on a pro-rata basis with respect to their respective Liquidation Preference, until each holder of Series C Preferred Stock has received an amount equal to its respective per share Liquidation Preference plus all accrued and

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unpaid dividends; PROVIDED, HOWEVER, that the provisions of this Section 6.7 shall be subject in all respects to the preferences of the Series A Preferred Stock and Series B Preferred Stock as in effect on the Closing Date including, without limitation, the right of the holders of Series A Preferred Stock and Series B Preferred Stock to receive distributions or other payments made in respect of Junior Stock.

          Section 7. CONVERSION.

          (a) Upon the terms set forth in this Section 7, each holder of shares of Series C-5 Preferred Stock shall have the right, at such holder's option, at any time and from time to time during the period beginning on December 31, 2005 and ending on the date that a Sale of the Corporation is consummated (such period being referred to herein as the "Conversion Period"), to convert the Series C-5 Preferred Stock as follows: the number of shares of Series C-5 Preferred Stock to be converted shall convert into (i) an equal number of shares of Class B Non-Voting Common Stock (subject to adjustment pursuant to Section 10.7 of the Merger Agreement) plus (ii) a number of shares of Series D Preferred Stock determined pursuant to the following formula:

                           A   =    B     --  2.26 C
                                  -----
                                   100
Where:

     A = the number of shares of Series D Preferred Stock received upon the conversion;

     B = the aggregate Liquidation Preference of the Series C Preferred Stock being converted by the holder; and

     C = the number of shares of Class B Non-Voting Common Stock to be received by such holder upon the conversion.

PROVIDED, HOWEVER, that the terms of this SECTION 7(A) is subject to adjustment pursuant to and in accordance with Section 10.7 of the Merger Agreement. The accrued but unpaid dividends on any shares of C-5 Preferred Stock converted in accordance herewith shall become accrued but unpaid dividends on the Series D Preferred Stock received upon such conversion, such dividends to be attributed to such Series D Preferred Stock on a pro rata basis. The Corporation shall give at least 10 Business Days' prior written notice of a Sale of the Corporation to each holder of shares of Series C-5 Preferred Stock, in the manner set forth in paragraph (e) below. The holder of any shares of Series C-5 Preferred Stock may exercise the conversion right pursuant to this Section 7(a) by delivering to the Corporation the certificate for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares. The holder may also state in such notice that such conversion is conditioned upon the consummation of the Sale of the Corporation and, in the event that the Sale of the Corporation is not consummated, the Series C-5 Preferred Stock shall be reissued to the holder in exchange for the shares of Class B Non-Voting Common Stock and Series D Preferred Stock and any cash paid for fractional shares. Conversion shall be deemed to have been effected on the date set forth on the new stock certificates (each such date being referred to herein as a "Conversion Date").

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          (b)   As promptly as practicable after the conversion of any shares of
Series C-5 Preferred Stock into Class B Non-Voting Common Stock and Series D Preferred Stock under Section 7(a) above, the Corporation shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Class B Non-Voting Common Stock and Series D Preferred Stock to which such holder is entitled, and a cash amount in respect of any fractional interest in a share of Class B Non-Voting Common Stock or Series D Preferred Stock as provided in Section 7(c) below. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series C-5 Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series C-5 Preferred Stock representing the unconverted portion of the certificate so surrendered.

          (c) Upon conversion, the Corporation shall not issue fractional shares of its Class B Non-Voting Common Stock or Series D Preferred Stock and shall distribute cash in lieu of such fractional shares. In such a case, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the product of (i) (A) in the case of Class B Non-Voting Common Stock, the fair market value of one share of Class B Non-Voting Common Stock as determined in good faith by the Board or (B) in the case of Series D Preferred Stock, the liquidation preference of a share of Series D Preferred Stock and (ii) such fractional interest.

          All shares of Class B Non-Voting Common Stock and Series D Preferred Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable and free from all taxes, liens or charges with respect thereto.

          Any notice required by the provisions of this Section 7 to be given the holders of shares of Series C Preferred Stock shall be deemed given three Business Days after deposit in the United States mail, if sent via first class certified mail, return receipt requested and postage paid, and addressed to each holder or record at his address appearing on the stock books of the Corporation or if sent by E-mail to the E-mail address in the Corporation's records.

          (d) If, at any time after the Issue Date,

              (i) the number of shares of Class B Non-Voting Common Stock outstanding is increased by a stock dividend payable in shares of Class B Non-Voting Common Stock or by a subdivision or split-up of shares of Class B Non-Voting Common Stock, then, following the record date for the determination of holders of Class B Non-Voting Common Stock entitled to receive such stock dividend, subdivision or split-up (or if no record date is set, the date such stock dividend, subdivision of stock split is consummated), the Conversion Price shall be appropriately decreased so that the number of shares of Class B Non-Voting Common Stock issuable on conversion of each share of Series C Preferred Stock shall be increased in proportion to such increase in outstanding shares; or

              (ii) the number of shares of Class B Non-Voting Common Stock outstanding is decreased by a combination of the outstanding shares of Class B Non-

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

     Voting Common Stock, then, following the record date for such combination, the Conversion Price shall be appropriately increased so that the number of shares of Class B Non-Voting Common Stock issuable on conversion of each share of Series C Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

All calculations under this paragraph shall be made to the nearest .0001.

          (e) Whenever the Conversion Price shall be adjusted as provided in paragraph (d) above, the Corporation shall make available for inspection during regular business hours, at its principal executive offices or at such other place as may be designated by the Corporation, a statement, signed by its chief executive officer, showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by first class certified mail, return receipt requested and postage prepaid, to each holder of Series C Preferred Stock at such holder's address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of any notice required to be mailed under the provisions of paragraph (f) below.

          (f) If the Corporation shall propose to take any action of the types described in paragraph (d) above, the Corporation shall give notice to each holder of shares of Series C Preferred Stock, in the manner set forth in paragraph (e) above, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 10 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

          (g) The Corporation shall at all times during which the Series C Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series C Preferred Stock, such number of its duly authorized shares of Class B Non Voting Common Stock and Series D Preferred Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series C Preferred Stock.

          Section 8. REDEMPTION.

          (a) To the extent permitted under the terms of Existing Indebtedness, the Series A Preferred Stock and the Series B Preferred Stock, the Corporation shall redeem the Series C Preferred Stock in accordance with the terms of Section 8(b) in the event of (i) the consummation of any transaction that results in International owning, directly or indirectly, immediately after the consummation of such transaction, less than two-thirds of the Common Stock of the Corporation currently held by International, (ii) the sale by Berry of all or substantially all of its assets to an unrelated third party, (iii) the consummation of a registered public offering, or a series of such public offerings, of Common Stock of the Corporation or

                                      -12-
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Berry under the Securities Act of 1933, as amended, which result in aggregate net cash proceeds to the Corporation or Berry of $50,000,000 or greater during any one-year period, or (iv) the redemption in full of the Series A Preferred Stock and Series B Preferred Stock and payment in full of all dividends payable with respect thereto. The redemption price shall be at a price per share equal to the Liquidation Preference plus all accrued and unpaid dividends thereon through the date of the consummation of the redemption.

          (b) Notice of any redemption of shares of Series C Preferred Stock pursuant to this Section 8 shall be mailed not less than 10 Business Days nor more than 60 days prior to the Redemption Date to each holder of shares of Series C Preferred Stock to be redeemed, at such holder's address as it appears on the transfer books of the Corporation. Each such notice shall state: (A) the Redemption Date, (B) the place or places where the redemption price will be paid (if other than the principal executive offices of the Corporation), (C) if less than all the shares held by any holder are to be redeemed pursuant to paragraph
(a), the number of shares to be redeemed from such holder and (D) that dividends on the shares of Series C Preferred Stock to be redeemed will cease to accrue on the Redemption Date. In order to facilitate the redemption of shares of Series C Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Series C Preferred Stock to be redeemed, not more than 60 days nor less than 30 days prior to the applicable Redemption Date. In the case of the redemption of less than all the outstanding shares of Series C Preferred Stock pursuant to paragraph (a), (1) the shares to be redeemed shall be selected PRO RATA among all holders of shares of Series C Preferred Stock on the basis of the number of shares so held and (2) if fewer than all shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

          (c) Notice having been mailed as specified in Section 8(b), and provided that on or before the Redemption Date specified in such notice all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the PRO RATA benefit of the holders of the shares so called for redemption, so as to be and to continue to be available therefor, then, from and after the Redemption Date, dividends on the shares of Series C Preferred Stock called for redemption shall cease to accrue and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof set forth herein and otherwise as stockholders of the Corporation (except the right to receive from the Corporation the redemption price in accordance with this Section 8) shall cease.

          Section 9. REACQUIRED SHARES.

          Any shares of Series C Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and, if necessary to provide for the lawful redemption or purchase of such shares, the capital represented by such shares shall be reduced in accordance with the DGCL. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of another series of Preferred Stock (subject to any applicable limitations set forth herein).

                                   * * * * *

          IN WITNESS WHEREOF, I have executed and subscribed this Certificate of Designation, Preferences and Rights and do affirm the foregoing as true under the penalties of perjury this 14th day of May, 2001.




                                       /s/ James M. Kratochvil
                                       -----------------------
                                       James M. Kratochvil
                                       Executive Vice President,
                                       Chief Financial Officer
                                       Treasurer and Secretary

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